Exhibit 10.13

October 22, 2012

Jeff Walsh

34 Barbemon

Newport Coast, CA 92657

Dear Jeff:

We are pleased to extend you the following offer with loanDepot, LLC (“loanDepot”).

1.	Position. Executive Vice President. You will report to Anthony Hsieh in this position.

2.	Compensation. $300,000 annually paid semi-monthly.

3.

Bonus. You will be eligible to participate in the annual Management Incentive Plan with a target of up to 100% of your base pay. Payout of 100% of your target can be achieved if established goals are met and the Company meets its goals as approved by the Board and as per the Management Incentive Plan. Personal objectives and goals or other components of the bonus plan are to be discussed with Anthony Hsieh and all other loanDepot Management Incentive Plan criteria for payout will apply once approved. If your goals and the company goals exceed target, you will be eligible for additional bonus consideration.

5.

Equity. You are eligible to receive $2,000,000 equity value in loanDepot. This award to you will be based on a valuation of $500,000,000 with a 5 year vesting schedule with acceleration upon change of control. For clarity, the shares are internal shares, not publically traded and would comport with loanDepot’s standard 2009 Incentive Equity Plan terms.

6.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you can find on the Company intranet.

7.

No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by loanDepot regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

8.

At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at will nature of your employment except for the CEO of loanDepot, and any such modification must be in writing signed by both you and the CEO of loanDepot.

9.

Modification. loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

10.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot.

11.	Offer. If this offer is not accepted in writing within 3 days of the date of this letter, this offer will be automatically revoked at that time.

If you have any questions, please do not hesitate to ask.

Sincerely,

Anothy Hsieh

CEO

Acknowledged. Accepted and Agreed by:

/s/ Jeff Walsh	Date: 10/24/12
Signature

Jeff Walsh
Printed Name